Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain AIM American Mortgage, Inc. Buy-Sell Agreement dated October 1, 2003 (the "Agreement"), by and among AIM American Mortgage, Inc. (the "Corporation") and the parties named therein. For all purposes of the Agreement, the undersigned shall be included within the term "Shareholder" and/or "Shareholders" (as defined in the Agreement) and the undersigned agrees to be bound by all of the obligations under the Agreement applicable to Shareholders. As of the date hereof the undersigned makes each of the representations and warranties set forth in Section 2.1 of the Agreement. The address and facsimile number to which notices may be sent to the undersigned is as follows:

Address: 710 Third Street, Suite 200
Roanoke, Virginia 24061
Fax: (540) 343-3370

ELITE FLIGHT SOLUTIONS, INC., a Delaware corporation

Date: Effective December 31, 2005

By: [signature]
Name:
Title: President / CEO